UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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DEUTSCHE STRATEGIC INCOME TRUST
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC

WESTERN INVESTMENT HEDGED PARTNERS L.P.

WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.

ARTHUR D. LIPSON

BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.

BENCHMARK PLUS MANAGEMENT, L.L.C.

ROBERT FERGUSON

LYNN D. SCHULTZ

NEIL R. CHELO

MATTHEW S. CROUSE

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Western Investment LLC, together with the other participants in the solicitation (collectively, the “Western Group”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its nominees and certain business proposals at the 2016 Annual Meeting of Shareholders (the “Annual Meeting”) of Deutsche Strategic Income Trust, a Massachusetts business trust (the “Fund”).

On September 29, 2016, DealReporter, a London publication, issued the following article which includes certain statements by Arthur D. Lipson, a member of the Western Group:

KMM & KST activist may pursue litigation, founder says

29 September 2016 | 01:27 UTC

Western Investment is considering its litigation tactics ahead of the shareholder votes at two Deutsche Asset Management closed-end funds on Friday, founder and managing member Arthur Lipson said.

On Friday, 30 September, investors will vote on proposals by Western Investment to declassify the boards of Deutsche Multi-Market Income Trust(NYSE:KMM) and Deutsche Strategic Income Trust (NYSE:KST). They will also vote on Western's proposals to appoint nominees, including Lipson, to the two boards.

Lipson thought Western has a good chance of winning these proxy fights.

Typically 45% of shareholders will turn out for this type of vote at a closed-end fund, Lipson said. He expects support from the 25% of the register held by institutions and a number of retail investors in the proxy fight. "These are going to be an easy wins,” he said.

KMM and KST's bylaws, however, mean that approval from a majority of the total share capital is required to elect nominees to the board rather than a majority of votes cast at a meeting. Given the expected 45% turnout for a meeting, this is near impossible, he said.

Lipson expects, if he wins the proxy fight, Deutsche to ignore the will of shareholders by relying on this shareholder approval condition. Western would now look to litigate against the funds' "undemocratic bylaws".

Western’s ultimate aim is to liquidate the funds to close up their trading discounts to net asset value (NAV) this year.

In February, Deutsche announced another closed-end fund, Deutsche High Income Trust (NYSE: KHI) would be liquidated by 11 November 2016. In July, it then targeted liquidation for KST and KMM by the end of 2018. Western believes KST and KMM's liquidations should follow KHI's timeframe.

Western's rationale for speeding up liquidation is that both funds have traded at a discount to NAV for some time. During fiscal 2015, KMM’s discount to NAV widened from 10.2% to 17.0%, Western said in an investor presentation. It added KST traded at a discount since 19 August 2013, and in 2015 its average discount was 14.18%.

A recent Deutsche presentation notes a far narrower discount for this year and points to share repurchases to achieve this. It says the timeframe is set for 2018 to enable the sale of assets at competitive prices. It adds that the clarified board structure helps to protect against hostile takeovers and activist investors.

On Wednesday KMM was trading at USD 8.59, compared to a USD 9.18 NAV, while KST was trading at 12.10, against a NAV of USD 12.79.

Western's attorney Olshan Frome Wolosky and proxy solicitor Investor.com will be attending the shareholder meetings on Friday. Georgeson is listed as the proxy advisor on KMM and KST's filings.

KMM and KST are managed by Deutsche Investment Management Americas. Deutsche declined to comment further to the AGM notice for KST and KMM that sets out their liquidation by 2018.

Lipson previously engaged with Deutsche in 2008 to 2010 on similar closed-end funds. This resulted in two funds being liquidated. After settling in this instance, there was a five-year standstill agreement, which expired in 2015.

by Lucinda Guthrie